Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 8, 2021, with respect to the audited consolidated financial statements of BT Intermediate, LLC for the years ended December 31, 2020 and 2019, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement and to the use of our name as it appears under the caption “Experts.”

/s/ HENRY & HORNE LLP

Tempe, Arizona

July 15, 2022